Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEventsSM

Conference Call Transcript

TDW – Q2 2006 Tidewater Earnings Conference Call

Event Date/Time: Oct. 27. 2005 / 11:00 AM ET

Event Duration: N/A

CORPORATE PARTICIPANTS

Dean Taylor

Tidewater - President & CEO

Keith Lousteau

Tidewater - CFO

Steve Dick

Tidewater - EVP West Africa, North Sea & Far East

Jeff Platt

Tidewater - SVP Americas, Middle East & India

CONFERENCE CALL PARTICIPANTS

Bill Herbert

Simmons & Company International - Analyst

Pierre Conner

Hibernia Southcoast Capital - Analyst

Jon Chappell

JP Morgan - Analyst

Tom Escott

Pritchard Capital Partners - Analyst

Jud Bailey

Jefferies & Company - Analyst

Fred Speece

Speece Thorson Capital Group - Analyst

Brere Fox

[Barro Henley] - Analyst

PRESENTATION

Operator

Good morning. My name is Jodie, and I will be your conference facilitator today. At this time I would like to welcome everyone to Tidewater’s second quarter fiscal year 2006 earnings conference call. [OPERATOR INSTRUCTIONS]

I would now like to turn the conference over to Mr. Dean Taylor. Please go ahead, sir.

Dean Taylor - Tidewater - President & CEO

Thank you, Jodie. Good morning, everyone, and welcome to the Tidewater fiscal second quarter 2006 earnings conference call. I’m Dean Taylor, Tidewater’s President, and CEO, and I’ll be hosting the call this morning.

With me today in Houston, are Keith Lousteau, our CFO; Joe Bennett, our Senior Vice President, Principal Accounting Officer and Chief Investor Relations Officer; Steve Dick, Executive Vice President in charge of West African, North Sea and Far East operations; Jeff Platt, Senior Vice President in charge of operations in the Americas, Middle East and India; and Cliffe Laborde, our General Counsel.

As we usually do, I’ll begin the call with some comments on our just reported quarterly earnings. I’ll then turn the call over to Keith for a detailed review of the numbers and a status report on our new build and vessel replacement program. After Keith is finished, I’ll return with some comments relating to our markets and overall strategy. We’ll then open the call for questions.

Before we begin, Keith, would you please read our Safe Harbor statement?

Keith Lousteau - Tidewater - CFO

Thank you. During today’s conference, Dean, I, and other Tidewater management may make certain comments, which are not statements of historical fact and thus constitute forward-looking statements. We know that you understand that there are risks, uncertainties, and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comments that we may make during today’s conference call. Back to you, Dean.

Dean Taylor - Tidewater - President & CEO

Thank you, Keith. Earlier this morning we were very pleased to report quarterly earnings of $0.68 a share, excluding the $0.74 per share gain on the sale of the 6 KMAR anchor-handing towing supply vessels, which we closed in July. This number compares to $0.50 a share reported in our June 2005 quarter.

Before I begin my comments on our quarterly earnings, I’d like to speak to the impact that hurricanes Katrina and Rita had on the Company. Neither caused any injuries to our personnel, or damage or interruption of service to our fleet of vessels or our facilities in the Gulf of Mexico. The storms did not have any material impact on our ability to respond to customer needs or to our ability to fulfil any contractual commitments.

Our operating base in Amelia, Louisiana, was unaffected by the hurricanes, except for some power and telephone outages in the immediate aftermath of Katrina. Our Company headquarters in New Orleans didn’t sustain any damage and the building is presently accessible. But it may not be occupied for the next few months as a result of significant damage to other parts of New Orleans.

We have been operating under our emergency preparedness plan since hurricane Katrina. Our senior management group is working out of our Houston, Texas office and other essential New Orleans-based personnel are either working with us here, or in Amelia.

Quality Shipyards, located in Houma, Louisiana, did not sustain any significant damage from either storm. Our international operations were unaffected.

We believe that most extra expenses that we incurred in relocating our personnel from New Orleans should be covered by our insurance against property damage, although we are still in discussions with our underwriters about the extent of the coverage, as they have taken the position that the clause that would cover our relocation expenses was not triggered, as our building did not suffer material damage. Our position is that our leasehold suffered damage and that we should have coverage.

It is probable that it will be some months before an outcome is achieved, but in any case, the total amount of money at stake is not at this time considered to be material. As its running rate is about $200,000 per quarter, depending upon the eventual timing and outcome of decisions regarding the return of our headquarters to New Orleans.

Before I continue, I want to publicly thank all of our employees for the extraordinary efforts they’ve made and remarkable attitudes that they’ve shown in the aftermath of the hurricanes and the resulted dislocations of many individuals and their families. But for their courage and resilience, we would not have achieved business as usual status at Tidewater as quickly as we did.

Now to our earnings. Our reported earnings per share number of $1.42 per share included a $48.2 million after-tax gain on the July sale of the 6 KMAR vessels. An attractive feature of the sale, other than the immediate profit is that Tidewater has an option for an extended time, to manage these 6 vessels for their new owners, any time that they operate outside of the North Sea, or a previously agreed management fee.

In essence, Tidewater does have an option to use these vessels for its traditional customers in those geographic regions where we maintain our strong presence.

Our operating earnings of $0.68 per share exceeded last quarter’s earnings by 36%. This increase was once again attributable to both our domestic and international businesses. Our domestic operating profit almost doubled, to $13 million this quarter, from $6.9 million last quarter, and our international operating profit was up $5.6 million, or 17% over the June quarter.

Business in the Gulf of Mexico, as these earnings show, is very good. We saw a robust demand for our vessels, both before and after the hurricanes. We saw a steady up-trend in both utilization and day rates for all vessel classes in the Gulf, with virtually all of the boats in our active supply vessel and crew boat fleet working throughout the quarter.

Post the double-whammy of hurricanes Katrina and Rita, demand for our boats has increased even further, pushing charter rates for new business to levels not seen since the last upturn in 2001.

With the entire active Gulf fleet working virtually flat-out, we continue to pay close attention to the remaining stacked vessels in our fleet. During the quarter, we brought 2 vessels out of stacked and as we have reported in prior calls, we continue to monitor the supply/demand situation to determine the number of additional vessels, if any, that we will continue to return to active service.

On average, we have paid $500,000 to $600,000 per vessel, over the past 2 years, to remove a vessel from stacked status.

Because of storm-related damage to the infrastructure here in the Gulf of Mexico, it’s kept the market intensely focused on our domestic business. It’s easy to overlook how important international operations are for Tidewater. They remain the engine that drives the Company, with the Gulf of Mexico now turbo-charging our results.

I remain very pleased with our international earnings. This quarter they provided 75% of our overall operating profit. As was the case in the Gulf, all classes of vessels contributed to the sequential increase in operating profit and we saw rates, once again, move up steadily.

Utilization remains at relatively high levels. In the 234 boats that make up our two largest classes of vessels, our deepwater and towing supply and supply boats, generated over 90% of the international revenue growth we saw this quarter. Utilization, excluding our international stacked fleet, was approximately 82%.

While we haven’t seen the dramatic profit percentage increase that the domestic operation showed in this period, the last several quarters have steadily increased in earnings gains coming from our international business, have continued to provide the greater portion of our Company’s profitability.

Before I turn the call over to Keith, I’d like to give you an update on the share repurchase program that our Board authorized in July. As of September 30th, we bought back 220,000 shares of stock, for a total price of $8.7 million. We expect to continue to buyback shares from time to time under this program, which expires next June.

Now I’ll give the call to Keith, for his financial review. Keith?

Keith Lousteau - Tidewater - CFO

A little housekeeping first. We did release our press release this morning early. Unfortunately, one of the wire services, in picking up the tabular balance sheet, missed a column, so we republished our press release here recently. The only change that anyone would note would be in the long-term debt column of the balance sheet.

As I said, unfortunately, the first pick up moved last year’s outstanding debt under the current category and overstated it by about $80 million. The real outstanding debt, we’ll talk a little bit later, is really $300 million, not the 380 that showed up on the original press release.

Our 10-Q, as usual, is being filed today, sort of as we speak.

Before I get into the numbers, kind of on a personal note, if everyone on the phone is a believer in the old saying that a little change is good for everyone, then I can report to you that Tidewater personnel is doing great.

On to the numbers. I’m a realist, I believe numbers are what they are. But in reporting the quarter to you, obviously, the approach that most people use is to compare one quarter to the immediately preceding quarter. That’s the approach I’m going to use when I can.

I’m going to remind you though, that last quarter did have the full 6 KMARs in it. We sold them this quarter. So the comparison to last quarter is merely meant as an attempt to give you good guidance as to the growth rate of this Company. The current quarter is your real gauge on a go-forward basis, because we did sell the vessels.

As Dean said, quarter-to-quarter, EPS without the gain on sale grew by 36%. It grew from $0.50 last quarter, up to $0.68 this quarter. There was an unusual item in this quarter that we’ll talk about when we get to operating costs.

We, unlike many of the other companies that have reported, we’re not claiming any loss of revenue or earnings due to the hurricane, as Dean said, we barely had $175,000 of cost in this quarter, that being the deductible under our insurance policy.

Gain on sales for the quarter, after removing the KMARs, was a normalized $2.65 million for the quarter. Tax rate was basically unchanged. It came in at an average for the quarter of 25.6%. And I would guide you that in the future, 25.5 to 26% is a good average rate. Our domestic operations keep doing their best to stop me from lowering that number.

Net sales, in particular, one of the key numbers during the quarter, were up 7%. Sales were up 7%, would have been up, I remind you, 10% had the KMARs been taken out of last year’s numbers. So a nice substantial and absolute number and even better when one looks at it on the quarter-to-quarter basis.

Year-to-year, for the 6-months, we’re actually reporting without the KMAR sales, earnings of about $1.19. For the same 6-month period last year, we reported $0.51. That’s 134% of net earnings, quarter-on-quarter, year-to-year. And mathematically somehow, the 6-months on 6-months year-to-year came out exactly at the same 134% increase.

As Dean mentioned, of real significance, the most significance, domestic sales were up 15.4%. No effect there due to the KMARs, as they were all international vessels. Operating income from the domestic activities came in at $13 million. That was a 90% increase from the previous quarter.

I remind you, just think back two years ago to this quarter. We hit the depths in that quarter exactly two years ago of activity in the Gulf of Mexico. Our operating income 24-months ago was a negative almost $6 million.

So our domestic operations, due to an awful lot of hard work and a lot of people to right-size the Company, was the term that we used, and obviously an increase in demand, a turnaround of $20 million on a quarterly basis, a substantial improvement, obviously.

Internationally, operating income came in at $38.3 million, a 17% quarter-over-quarter increase. Once again, more positively affected by the fact that the KMARs were in the previous quarter. Overall, operating income came in at $51.3 million, an almost 30% increase quarter-over-quarter. The real number was 29.5.

Operating costs, and here I need to make a comment. I offered guidance on the call last quarter. I expected the numbers of 103 to 105. We’re reporting 106 million today. But this is where the misleading number is.

Tidewater, like many, or most, I should say, European operators, our crews are provided to us through unions as a multi-employer union, we participate in a multi-employer union plan in the North Sea called MNOPF. That’s the Merchant Marine Officers Pension Fund.

And such pension fund, during the quarter, reported to its participating employers, a deficit in such pension plan. And we’ve been reporting it in our Q to a certain extent, I guess for a couple of quarters that we had been made aware that there was a problem.

Well then this quarter, as they would say in the UK, the amount crystallized. We took what we hope to be a one-time charge in this quarter of $3.8. So included in the crew cost and included in the $106 million of operating cost this quarter, is a charge of $3.8 million. That would have been tax effected at the international tax rate of about 19%.

So this quarter, had that not crystallized, had that event not jumped up and bit us, earnings would have been about $0.05 per share better than what they came in. The 68 would have been 73.

Obviously, any time you’re dealing with pension plans on a defined benefit basis, you can’t say it’s a one-time charge. Any time you have a pension plan, future charges are obviously contingent upon future investment performance. But the issue as it now stands, is behind us, with a significant effect on this quarter.

So in trying to understand Tidewater on a go-forward basis, I once again would give guidance for the quarter upcoming December in the 103 to 105 range. I think that 3.8 number will obviously not be there, but we will have perhaps a little higher repair and maintenance schedule in this quarter and we continue to add new boats to the fleet. Not a bad reason.

I think one of the highlights of the quarter and one of the things that we really point out to people, anytime Tidewater makes presentations, we attempt to show slides on leverage. We show what $100 of upside on domestic day rate and 1% utilization mean.

This quarter, realize that marine revenue for the quarter was up from $185 million to $198 million. In fact, absolute revenue gain came in at $12.8 million. Our operating profit gain came in at $13 million. So, $1 of revenue with good cost control measures, as we think we’re fairly good at, go straight to the bottom line.

Well, that’s even in this particular quarter, with MNOPF. If we hadn’t had that, we would have had an operating gain that actually exceeded the revenue gain.

Kind of unusual in the quarter also was, 2 of our bigger—the boats from China, were actually mobilized to new jobs during the quarter. We had quite a bit of fuel charges during the quarter, about $2 million. But I don’t hold that out as being extraordinary, but that was unusual for the quarter. Those boats, the 2 bigger boats from China, did not have full quarter of revenue and we’ll talk about that when we talk about day rates.

But once again, a positive into the next quarter as to those two boats, which we now have 3 of the 5 under full charter and will have them under full charter in the December quarter. And the cost of getting them to their first jobs from China will not be included in the next quarter.

A little bit more statistically about the fleet around the world. The domestic market, the deepwater fleet of Tidewater, we continue to report 6 vessels in that class. During the quarter we had an average day rate increase. From the June quarter we averaged about $15,041. In the September quarter, we averaged $17,456, and today we report to you the average day rate on that class of vessels is $22,800. That’s even a padded number, padded downward.

One of those vessels, as you might remember, is a large anchor-handler. The large anchor-handler is spotting around. It has a permanent job to go back to, but it is spotting around on a day to day basis a great score in excess of that amount, but we think the 22,800 is a fair indication of what we would expect kind of the average day rate to look like for the quarter, based on where were are now.

In the June quarter we reported 100% utilization and this quarter we’re reporting 98% utilization, currently 100%. The 98 is just a quirk of mathematics. Obviously, those vessels were in strong demand during the quarter.

The towing supply division in the Gulf of Mexico, 49 vessels in that count for the quarter. Saw a quarterly increase in the day rate from $7,169 to $7,569, but more substantially, as a current day rate today, an average day rate on those 49 vessels of about $9,600, a quick $2,100 jump from where we were on the average for last quarter.

Utilization numbers are not as dramatic. When you’re working everything pretty much on the day to day basis. Our utilization statistics are only being affected downward by the remaining stacked vessels that we have not added to the fleet that we include in our account. Statistically, the June quarter, we reported utilization of 62.4%.

The September quarter we reported 60.6 an today we tell you it’s 63%, which is full-out available vessels in the Gulf of Mexico, without returning anything from stacked and that may be addressed a little bit further in the call.

Internationally, good solid growth, not as dramatic as the numbers I just went through, but the deepwater fleet, which still is 28 vessels, the count is down one from last quarter, but remember, 6 KMARs took off. We added some other international vessels for my new build program. Nice day rate increase from the June quarter. We reported 13,850. The September quarter we’re reporting 15,592. And today we’re reporting to you an average rate as of this morning of about $16,200.

Utilization numbers fairly steady here. The June quarter 85.5%. The September quarter at 82.7%. And today, back at about the 85%. The 82.7% kind of declined—the number for September which shows a decline of about 2% from the June quarter, is easily interpreted in that we have 1 of our deepwater vessels sit in the harbor in Egypt for about 6-weeks trying to get on job with some technical problems.

And 2 of the big boats from China that we used in our statistics as being available, it’s about a 45-day trip from where they were to their job, so they were counted as being available but not utilized, so really it’s kind of an 85% across the board utilization in that class.

The supply and towing supply division on an international basis, once again, the backbone of our earnings, continues to show noticeable and substantial increases. In the June quarter we reported an average day rate of $6,728. In the September quarter that average was up to $7,121. And today it stands at an average of about $7,220.

Utilization also is starting to show some nice additional improvements internationally, whereas this class in the June quarter we reported utilization of 71.5. For the quarter ended in September, the number was up to 72.1. And as we sit here this morning, the number is slightly above 74%, at about 74.3.

Once again, I make mention of that slide that we generally show when we’re touting Tidewater’s potential. When one starts talking of 3 and 4% increases in utilization on the international supply and towing supply numbers, you can go to that chart and multiply that times what we say that adds to annual revenue, a not so insignificant number.

Balance sheet, due to the sale of the KMARs, we closed the quarter with about $126 million of cash. I would tell you that to us that’s about $110 million of excess cash. Tidewater needs from its bank accounts around the world in available cash, probably $25-$26 million is an operational number that we would always feel comfortable with without a revolver.

Our long-term debt and only debt at the end of the quarter stood at $300 million. Net equity, stockholder’s equity stood at 1.536 billion. The absolute numbers on debt to total cap ratio was 16.3% and if one were to look at the 100 million of kind of excess investable cash at this point in time and net debt to total cap number for Tidewater, the true number is about 11.5%.

Dean mentioned the stock buyback program a little bit. The average price that we paid during the quarter on those shares was $39.51.

One final set of comments dealing with our ongoing commitments. I’ve kind of got two sets of numbers here, because we try and publish quite clearly in our 10-Q where our commitments stand, but we’ve entered into a couple of more vessel construction contracts since the September Q. So I’m going to try and put the two together for you, I think where we stand today being much more significant than at the end of September.

At the end of September, we had 10 vessels under construction. That was 6 anchor-handlers, 2 PSVs and 2 crew boats. In addition to that 10, we had taken delivery of the 4th vessel from China.

The 4th big vessel had left the shipyard in China. It was in Singapore being outfitted, so it’s not on the current commitment level, but at this stage, being outfitted, we do not count it in the vessel count. It will be added to the vessel count.

So technically we’re going to be adding 11 vessels, whereas we only opened commitments on 10. Those 10 vessels have a combined cost of about $152 million, of which 80 has already been funded, 72 million yet to be funded.

Since the end of the quarter, we have added to our commitments, 2 deepwater Gulf of Mexico PSVs, at a total price of all-in of about $33 million and we’re building 1 large deepwater tug that’s going to go to a European location for another $7 million. So we’ve added 3 pieces of equipment to the 10, at a total cost of an additional $40 million.

As I just said, we owed about $72 million on the original 10, plus if you add the 40 for the additional 3, our commitments outstanding today are about $112 million. The cash flow on that looks like in the current quarter we should have 3 anchor-handlers delivered in the December quarter, plus I said the 4th boat from China should go to work. So that should be the net addition to the fleet in the December quarter.

Cash commitments look like about $39 million during the December quarter. That includes both the 10, plus the additional 3. In the quarter for March we’re looking at about $20 million of cash commitments and then the balance of $53 million being in next fiscal year. So 39 first quarter out, 20 second quarter out and then 53 next year, for the total of about 112 at the moment. That 112 million will result in about $200 million worth of vessels being added to the fleet.

Nothing further to report from me. I don’t have my normal folder. It’s still locked in New Orleans somewhere. I think I’ve covered most things I cover and if I missed anything, I’m certainly ready to answer questions after Dean finishes his comments.

Dean, back to you.

Dean Taylor - Tidewater - President & CEO

Keith, thank you very much. As you’ve heard from Keith’s review of the numbers, our businesses, both internationally and domestically are strong. Demand for hydrocarbons remains strong and commodity prices, although volatile, are robust. Most analysts believe that they will remain so for some time to come.

Looking ahead, we expect that our international vessel fleet will continue to fully participate in the high levels of drilling activity in virtually all overseas markets, and so continue to provide good earnings growth.

We also anticipate that our domestic vessels will remain in high demand over the near-term, while repairs are made to the infrastructure in the Gulf. I reiterate how very pleased and proud I am that our domestically based employees were able to respond so quickly after both of the hurricanes, and to focus so clearly on the tasks at hand.

I’m especially proud of those many individuals who remained at their post fulfilling their duties, in many cases without contact with their families or knowledge of the condition of their own homes.

Overall, I think that the trends in our business are positive. I’m optimistic about Tidewater’s future prospects in the worldwide marketplace. We have seen and dealt with some extraordinary events over the last couple of months. I believe that we can and will continue to manage our business both conservatively and profitably as we move forward.

Now for any questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Bill Herbert of Simmons & Company.

Bill Herbert - Simmons & Company International - Analyst

Great quarter. Dean and Keith, with respect to the day rates that you shared with us for what the fleet averages are in the Gulf of Mexico for deepwater and the standard OSCs, 22.8 and 9.6 respectively, are those also reflective of where you’re bidding boats on the leading edge basis?

Dean Taylor - Tidewater - President & CEO

Bill, I don’t know that we’re going to telegraph to our competition just what we’re doing. I really don’t want to do that, Bill. I think that the rates, as Keith said, are reflective of where we are now. And if you’re asking me, can they get better? I think they can get better.

Bill Herbert - Simmons & Company International - Analyst

That’s what I’m asking. Okay, thanks. And secondly, with respect to the reactivation strategy, we reactivated 2 boats in the September quarter I think. And that leaves you with close to 20 boats which are stacked.

Dean Taylor - Tidewater - President & CEO

No, we have 14 supply boats stacked [inaudible] the Gulf of Mexico fleet.

Bill Herbert - Simmons & Company International - Analyst

And for the reactivation strategy for those 14 boats, how do you look at that with respect to the pace of reactivation and also managing the environment where you can continue getting price increases on a day rate basis?

Dean Taylor - Tidewater - President & CEO

I guess I look at it sort of in a macro level. I mean, the market has lost anywhere from 9 to 12 rigs, on the one hand. On the other hand, there’s a tremendous amount of repair and maintenance work that needs to be accomplished as a result of the two hurricanes. We don’t even know what the hurricane activity will look like next year, it could be just as bad.

I mean it could be that this repair and maintenance activity could be an ongoing thing for the foreseeable future. And I think that the repair work that will be required from just the two hurricanes this summer, is going to carry on for a relatively considerable period of time.

Never the less, I mean, the market as a whole has fewer rigs. But it’s a balancing act, Bill. And again, I don’t want to telegraph what we’re going to do, but I do think, I would ask everyone to recall that we have been—we’ve told everybody since 2003, that we were going to take the gloves off in the Gulf of Mexico. We weren’t going to be sort of the Saudi Arabia of the market. We were going to compete on a toe-to-toe basis with everybody in the market. I think we’ve done so, very successfully. And we intend to continue to do so.

Bill Herbert - Simmons & Company International - Analyst

I would agree. Last question, international continues to be a nice surprise in this sense, that presumably, in listening to different participants in the business and reading trade rags, there is an ongoing slug of new boats coming into the market, in pretty significant numbers.

Yet day rates are improving for you. Walk us through what’s going on there. I mean, there doesn’t seem to be much of an impact with respect to the incremental capacity adds, which are unfolding. What’s your perceptive on that and what are your expectations going forward for the international business?

Dean Taylor - Tidewater - President & CEO

Well, we actually got the jump on everybody internationally. We ordered a lot of our international equipment before this slug that’s still out there. Every one of our vessels has come out of the yard, to outfitting, to a job, at very profitable rates.

But I think there’s still some period of time where internationally, the market is going to remain sort of unaffected by some of the stuff that we see that’s looming on the horizon. In all that stuff looming on the horizon, Keith told you that some of that’s ours. And I think some of it belongs to speculators and we’ll probably get a lick at it. I don’t know whether we’ll get it or not.

But we’re going to have a good look at a lot of the stuff being built by speculators. The stuff that’s not being built by speculators is being built by responsible, publicly owned corporations, so I expect that that’s going to be positive for the market as well.

So, I don’t want to say a whole lot more than that, because again, I don’t want to telegraph what we’re about. But again, I’d ask you to try to keep in mind that we’ve tried to understate and over-perform on these calls. And so far it’s working. It doesn’t mean we’re not going to have a hiccup along the way somewhere, but we’re trying to be good stewards of our investors’ capital.

Bill Herbert - Simmons & Company International - Analyst

When do you expect to see the new capacity that we’re talking about looming on the horizon actually being completed with respect to construction and hitting the water?

Dean Taylor - Tidewater - President & CEO

Some will come in the Spring, some in the Summer, some in the Fall. It’s going to be in the next two years it rolls into the marketplace. Not any one particular time. Again, I think we’re going to have a good shot at a good part of that, but again, no guarantees.

Bill Herbert - Simmons & Company International - Analyst

Well thanks, and well done.

Operator

Pierre Conner of Hibernia Southcoast Capital.

Pierre Conner - Hibernia Southcoast Capital - Analyst

My congratulations as well on the great quarter. Dean, maybe a little bit on Bill’s question, with, I would say, at least my sources, that we’re talking about 250 between anchor-handlers and PSVs and such in the orderbook, out of a substantial 2,500-3,000 vessel fleet worldwide. But out of that orderbook, could you qualitatively tell us what do you think, how much of that is speculators that you would get a look at? Is it a small percentage and how much of that, Dean?

Dean Taylor - Tidewater - President & CEO

I think a pretty large percentage. I want to guess maybe as much as 50% is speculative. Again, that’s a guess, but I think that’s probably a decent number. And I would say here, keep in mind of that number that you threw out, 225 to 250, roughly 1/3 is specialty vessels. So, take them out. And then don’t just look at the front end of the sausage, you’ve got to look at the backend of the sausage, what’s coming out of the marketplace, because of age.

Pierre Conner - Hibernia Southcoast Capital - Analyst

Right. And that leads to my next question on the other side, really. Were there any competitor losses that you’re aware of in the Gulf due to the storms, in private companies that we might not have seen visibility on?

Dean Taylor - Tidewater - President & CEO

Jeff can speak to that probably better than I can. Jeff?

Jeff Platt - Tidewater - SVP Americas, Middle East & India

I think, Pierre, most of the companies came through this in tact.

Pierre Conner - Hibernia Southcoast Capital - Analyst

Right. Okay. And then just globally, the rate of this equipment leading, Dean, just steady-state, with these increase in rates is something we’re seeing in other subsectors of the offshore markets, is when the rates increase, some of that tends to slow. But I wondered if you’ve seen any changes in the rate of equipment leading or is it still just building up a wall that’s going to come out?

Dean Taylor - Tidewater - President & CEO

It’s going to accelerate as the new equipment comes into the market, would be my guess. The new equipment will probably find homes. The question is, at what rate, what will be the clearing rate for the new equipment? And that will be the trick. But you know, we had an opportunity to purchase a couple of old fleets. We chose not to, because we felt like that was something that we just shouldn’t do. We’ve got our own challenges with an older fleet.

And so the companies that bought, in one case, the old fleet, they’ve still got that issue. And then the other companies have still got an issue of old fleets. It’s not just us. I mean, the older vessels are going to, I think, slowly drop out of the marketplace. What the pace will be, who knows. When you start comparing the rental rates for the new vessels as compared to the rental rates of the old vessels, the oil companies will have a choice how bad they want that new vessel.

Again, most of the stuff that’s not being built by speculators is in the hands of publicly traded companies, so they’re going to be trying to get decent returns for their investors, just as well as we are ours.

Pierre Conner - Hibernia Southcoast Capital - Analyst

Okay. One last one and then I’ll turn it back. And to Jeff, just back, a little bit more detail maybe on this Gulf stuff associated with the storm. Was there a pop in demand on, you know, chasing rigs around and moving rigs in the yard and things of that nature that tend to subside once the rigs get back to the location, or would you attribute the increase more to the things Dean was talking about, that we’re going to have an ongoing repair issue as a result of damage that is sustainable through the next quarter or so, at least?

Jeff Platt - Tidewater - SVP Americas, Middle East & India

Yes, on the tug side, certainly there was a lot of work initially to chase down the rigs, to move the rigs around. But I’d say on the construction side, none of that’s occurred. Everybody today is still out surveying trying to get their hands around what’ll happen. So actual repair work today, as a direct result of the storm, I don’t think we’ve seen much, if any, of that. It’s just still an evaluation process out there right now.

Pierre Conner - Hibernia Southcoast Capital - Analyst

That’s very interesting. Okay, guys, thanks again.

Operator

Jon Chappell of JP Morgan.

Jon Chappell - JP Morgan - Analyst

Keith mentioned you had about 100 million of extra cash, following the KMAR sales. Can you talk to us a little bit about how you look at purchasing of new vessels, whether they be new build or secondhand fleets?

And now also if you’ve kind of stepped up the share buyback program in the September quarter, how you look at share buybacks as part of that use of cash as well?

Dean Taylor - Tidewater - President & CEO

I’ll address the second part of your question first. In the last conference call we stated that—and I’ve gotten subsequently, advice that it’s probably proper, but in the last conference call, we stated that our plan was more of an opportunistic buyback program, rather than an ongoing program. It remains so.

Now, whether we’ll change sort of what we consider to be our targets or not, remains to be seen. We had some targets when we first started this so-called opportunistic program. I was reminded by one of the fellows on this call, by the way, he said Dean, why do you think you’re any better judge of the market than anybody else? And frankly, we don’t. We are probably better judges of our Company’s opportunities maybe, but maybe even not that. Maybe sometimes we become myopic, because we have tunnel vision.

But the program was initially instituted to be an opportunistic program. It’s not on autopilot. We’ve not agreed, we’ve not decided to buy a certain amount of shares every quarter, nor to spend a certain amount of money every quarter. And that’s the way it is right now.

Now, we will have a Board meeting in November and we may actually change that posture, based on sort of the dealings of the Board and recommendations of management. But where we stand right now, that’s where we stand.

Now, in terms of what we’re going to do with the cash, again, we don’t like to telegraph too much our moves around here. And so it’s a nice position to be in. And we look judiciously at vessel purchases. We try not to overpay.

Steve and Keith say I’m way too cheap on some of the stuff that we look at and they’re probably right. But I think in a capital-intensive business, I mean, the single most important decision you make is what you pay for the capital. And because we’ve got a little money in our pocket for a change, doesn’t mean it’s going to burn a hole in it.

And so we’ll be very judicious about how we handle this cash and any additional cash that should come into our coffers.

Jon Chappell - JP Morgan - Analyst

All right. And then take the completely other side of the spectrum, you mentioned there’s a lot of speculators out there. The KMAR deal was too good for you to pass up, I guess, price-wise. Have you been approached by other people, whether they be new companies, like the ones who purchased KMAR, or speculators who are interested in kind of liquidating some of your fleet?

Keith Lousteau - Tidewater - CFO

You bet you. We’ve probably had four or five phone calls. And remember, what we said with the KMAR sale. First of all, that number one, the prices were just too good to pass up. I mean, when we ran our internal economics and we talked to Steve and we talked to Jeff about international activities, we kind of said what pie in the sky is the best you can do for the next 10-years. We took that, Joe and I, and we discounted and came up with the prices they were paying were 40% beyond pie in the sky. And that was number one.

But the second reason that we sold the KMARs, remember, at that time, four or five years ago, three years ago, the KMARs were the biggest vessels in our fleet. Those 14,000 horse power anchor handlers, that’s what we had to serve our customers. When someone needed the biggest boats, that’s where we turned to.

But earlier this year, when we started taking delivery of our five big anchor handlers from China, we then had a piece of equipment that could cover that spectrum in the market. We didn’t have to cover 14,000-horsepower anymore, because those vessels were barely big enough for the top jobs and our big boats can work down. I mean, big can always work down, little can’t work up.

So, we had an opportunity to cash in on a fantastic deal. We had an opportunity to reposition that capital back into mid-size anchor handlers and supply boats, which is much more of our forte. So the calls we get now, looking for additional big boats, looking at some of our supply boats, we look at the numbers. And some of the numbers are almost as fantastic, but we can’t justify it from a fleet positioning the way we were able to do with the KMARs.

So some of those numbers, particularly from Europeans, it’s kind of amazing to me what you can get from the Norwegian stock exchange today if you say you’re selling a boat company. The numbers still appear to be crazy. But we don’t have the second barrel of the shotgun looking at us. The economics are outstanding, but we still have a need for them in our fleet. So we’re generally turning them down today.

Operator

Tom Escott of Pritchard Capital Partners.

Tom Escott - Pritchard Capital Partners - Analyst

On reactivating these two boats that you did this past quarter, the September period, were those two done on term contracts to customers, like one-year deal, or are those spot market? And then the related question is, how many additional vessels would you anticipate reactivating during this current quarter?

Dean Taylor - Tidewater - President & CEO

Tom, that question is so hard, I’m going to give it to Jeff.

Jeff Platt - Tidewater - SVP Americas, Middle East & India

Bob, the answer to your first part, the two that we did bring out in the quarter were not a direct result of term contracts. How many more we would in the current quarter, was that your follow-on question?

Tom Escott - Pritchard Capital Partners - Analyst

Yes.

Jeff Platt - Tidewater - SVP Americas, Middle East & India

Currently, we have one that is in the process of coming out, that was approved after the quarter. Additionally, we have a vessel that’s going to undergo modifications that’s coming out and joining what’s called our stretch class. And both of those occurred after the quarter.

Dean Taylor - Tidewater - President & CEO

That doesn’t mean that’s all we’re going to do. That’s what he’s saying we’re doing as of this moment. Again, we’re not going to tell everybody just what we’re going to do. They’re going to have to use the bayou rumor mill to figure it out.

Tom Escott - Pritchard Capital Partners - Analyst

I think the drums have been beating pretty loud already.

Dean Taylor - Tidewater - President & CEO

Some of the drums have been beating very loud.

Tom Escott - Pritchard Capital Partners - Analyst

Another question for Keith. With cash way up, debt way down, what kind of a target interest expense and I guess interest income for this December period?

Keith Lousteau - Tidewater - CFO

Well, if interest income isn’t up, I’m going to fire my treasurer. Interest expense is going to be generally unchanged. The interest expense, we’ve got a fixed outflow, but we’ve been capitalizing interest to the tune that we have dollars invested in work in progress under GAAP accounting you do that.

So, interest expense for the quarter is going to be down just a little bit. It should be down to right at $2 million. Because as the bigger boats are coming out of China, that was a lot of money for work in progress that’s coming down.

Interest in miscellaneous income, remember, we had the extra $100 million pretty much for the whole quarter anyway. We had it for 2/3 of the quarter because we sold the boats in late July. Our investment strategy at this stage is very short-term. We’re 100% in US Treasuries. They’re sneaking up a little bit. I see during the last quarter we reported about 1.6 million of interest in miscellaneous income. That number ought to go up to 2.1-2.2, nothing very dramatic there.

We’re still pretty cautious with investing money. We’re more of a boat company than an investment company.

Dean Taylor - Tidewater - President & CEO

Tom, before you get off, let me mention one other thing. You know, we have a stacked fleet internationally. We have withdrawn some vessels from our international stacked fleet this quarter.

Tom Escott - Pritchard Capital Partners - Analyst

So that’s sneaking up as well?

Dean Taylor - Tidewater - President & CEO

Yes.

Operator

Jud Bailey of Jefferies & Company.

Jud Bailey - Jefferies & Company - Analyst

Great quarter, guys. First, did you give the approximate delivery date for your two new deepwater vessels in the Gulf of Mexico?

Keith Lousteau - Tidewater - CFO

The two boats, we signed with a private shipyard. We will not be building these on our own. I’ll tell you, the first vessel is scheduled for 17-months out, second vessel 3-months after that, so from a P&L perspective, you won’t be seeing an awful lot of effect for a while.

Jud Bailey - Jefferies & Company - Analyst

Okay. Second question is, you now have 13 vessels, I guess, that you’re building and it sounds like you’ll potentially be active in the acquisition market if you can buy some of these vessels being built on spec.

The flip side is, I guess the potential phase-out of some of your older vessels. Would you be willing to share your strategy there on phasing out some of your older equipment, and would you consider phasing out any vessels that are currently being marketed, or is it safe to assume anything you phase out would already be stacked?

Dean Taylor - Tidewater - President & CEO

Jud, I think the KMAR sale should indicate we’re willing to sell anything at any time, at the right price to the right buyer. We’ve sold, I think, sold to scrap, 250 vessels over the past 5-years, more or less. I don’t know what the exact number is as we speak.

But, we have a couple of sort of internal rules we try not to break. One is, we try not to sell to competitors who will just use the same vessel to come back and compete against us. So, in effect, we end up taking lower sales prices sometimes to keep vessels out of our marketplace.

We still have about 75 to 80 vessels stacked in our international fleet. And they would probably, depending upon what the market prospects are in any one market, they would probably be the first ones to be moved to a for sale list if we were going to do that.

But I think a lot is just going to depend on how we do with the new vessels coming into the market, whether our boats get squeezed out of the backend of the sausage, whether it’s somebody else’s boats.

As I said, we’re actually bringing some boats from our stacked fleet into the marketplace right now. And we’re doing that only when we can justify the cost of bringing them back into active service, with a contract of such term where we see we’re going to pay out the cost to bring it back and get a nice handsome return on it.

So, I’m probably not answering your question, but again, I don’t want to exactly tell everybody, our competitors who are listening in on this call, just what we’re going to do.

Keith Lousteau - Tidewater - CFO

You know, Jud, economic obsolescence generally rings the bell for vessels. Age obsolescence happens every now and then where something is just plain worn out, it can’t be reoutfitted and go back to work. You can well imagine in this market that we’re talking about, anything that’s working today, economic obsolescence just doesn’t kind of exist.

So you would expect that until the wave of new equipment hits, economic obsolescence is going to account for very little deterioration in the active fleet. And as we’re trying to say, at that point in time, it’s pure speculation.

You know, what’s the effect of an 8,000-horsepower anchor-handler entering the fleet in the Far East have on the 3,900-horsepower 25-year-old vessel in Nigeria? Is it that direct? Is that one going to push it out?

Certainly, when we’re kind of doing our projections based on the market that exists today, we would be taking very few vessels out of the active fleet, because of age obsolescence. At the moment, the economics of almost everything justifies dry-docking and going forward.

Jud Bailey - Jefferies & Company - Analyst

Okay, thank you. One more question, if I may. If you could expand maybe on what you’re seeing internationally, just what the best markets are and have you seen any type of change in demand requirements from customers as far as the types of vessels that they’re looking for?

Dean Taylor - Tidewater - President & CEO

Well, Steve, at my side here, has been suspiciously quiet, so he’s going to answer this one for you, Jud.

Steve Dick - Tidewater - EVP West Africa, North Sea & Far East

At least in the areas that I get involved in, West Africa and Southeast Asia, those are both pretty good markets for us at the moment and look to be continuing that way. In Africa right now, the race is on to see who can get what rigs and particularly on the deepwater side of the business. Many of the projects that have been postponed and then you’ve heard this call after call, they are finally coming to fruition and beginning to get into the exploration and some even the development phase. So that all looks pretty positive.

Southeast Asia has a lot of the same story. Not quite to the magnitude of West Africa, but we’ve seen some nice growth and we’ve been able to, as Dean said, we got some vessels out of stacked in response to those requirements. And on some of the older equipment that we’re taking out of stack, we have some term that goes along with that, so that we could justify the expenditure.

But those markets are fairly robust and look pretty good for us.

Operator

Fred Speece of Speece Thorson Capital Group.

Fred Speece - Speece Thorson Capital Group - Analyst

The CapEx, you’ve upped that number, your totals which you’re going to spend on new equipment, but your total CapEx for this fiscal year and next, if you have those numbers?

Keith Lousteau - Tidewater - CFO

We run about $15 to $17 million of capitalizable CapEx per quarter, in addition to the numbers I gave you, Fred. So, if you were to add $17 million or so to the numbers I gave you, that would be our best guess.

I think those are good solid numbers we kind of share with everybody. Those would change only if we decided to do more stretchings of vessels, things like that that would bump that number up. But somewhere in that kind of $15-$20 million.

Dean Taylor - Tidewater - President & CEO

It sneaks up a little bit on us, because as vessels are fully depreciated, over 25 years of age, you kind of capitalize a little bit more. But 17 to 20 per quarter is a real good number.

Fred Speece - Speece Thorson Capital Group - Analyst

And then no other commitments for fiscal ‘07, other than the remaining 15 million, as of now?

Keith Lousteau - Tidewater - CFO

For fiscal ‘07, it would be a total of about 20 million of capitalizable, plus I gave you a number of 53 million of fixed commitments. Add 20 for capitalized and that’s the way it stands today.

Operator

[Brere] Fox of [Barro Henley].

Brere Fox - [Barro Henley] - Analyst

My question was answered. Thank you very much.

Dean Taylor - Tidewater - President & CEO

Brere Fox, it’s good to hear you.

Brere Fox - [Barro Henley] - Analyst

Thank you, partner.

Operator

Thank you. Sir, at this time there are no further questions. Mr. Dean Taylor, are there any closing remarks?

Dean Taylor - Tidewater - President & CEO

No, I’d just like to thank everyone for their interest in our Company and we wish everyone well. And we look forward to talking to them either individually or as occasions warrant. We thank everyone for their participation in this call today. Thank you.

Operator

Thank you. This concludes today’s Tidewater second quarter fiscal year 2006 earnings conference call. You may now disconnect.

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